Product Prospectus Supplement OEN-1 to the Prospectus dated January 8, 2016 and the Prospectus Supplement dated January 8, 2016
Royal Bank of Canada Senior Global Medium-Term Notes, Series G Optionally Exchangeable Notes Linked to One or More Reference Stocks

Royal Bank of Canada may offer and sell optionally exchangeable notes from time to time of any maturity.  The prospectus dated January 8, 2016, the prospectus supplement dated January 8, 2016 and this product prospectus supplement describe terms that will apply generally to the notes, including any notes you purchase.  A separate pricing supplement will describe terms that apply specifically to your notes, including any changes to the terms specified below.  If the terms described in the relevant pricing supplement are inconsistent with those described in this document or in the accompanying prospectus supplement or prospectus, the terms described in the relevant pricing supplement will control.
Unless otherwise provided in the applicable pricing supplement, we will make periodic payments of interest on the notes.  In addition, at maturity, or upon a redemption at our option, or a repurchase of the notes at your option, you will receive an amount of cash that will be based upon the value of one or more Reference Stocks (the “Reference Asset”) as of the applicable Valuation Date(s) (as defined below).  We will also have the option to deliver to you shares of the Reference Stock(s) in lieu of a cash payment.  In each case, the amount of cash or the value of shares of the Reference Stock(s) is expected to be greater than the principal amount of your notes only if the Settlement Value (as defined below) as of the Valuation Date(s) exceeds the Threshold Value (as defined below).  If the notes are repurchased upon your request, the amount of cash or the value of shares of the Reference Stock(s) is expected to be less than the principal amount if the Settlement Value is less than the Threshold Value. However, if the notes are redeemed or held to maturity, the amount of cash will not be less than the principal amount of your notes, and the value of shares of the Reference Stock(s) that we deliver to you will only be less than the principal amount of your notes if their market value decreases between the Valuation Date and the date that we deliver them to you.
The notes will not be listed on any securities exchange.
Your investment in the notes involves certain risks.  See “Additional Risk Factors Specific to Your Notes” beginning on page PS-3 to read about investment risks relating to the notes.
None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the notes or passed upon the accuracy of this product prospectus supplement or the accompanying prospectus and prospectus supplement.  Any representation to the contrary is a criminal offense.
We may use this product prospectus supplement in the initial sale of a note.  In addition, RBC Capital Markets, LLC or one of our other affiliates may use this product prospectus supplement in a market-making transaction in a note after its initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this product prospectus supplement is being used in a market-making transaction.
The notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.
RBC Capital Markets, LLC
Product Prospectus Supplement dated June 13, 2017.

TABLE OF CONTENTS
Product Prospectus Supplement

Summary of Terms	PS-1
Additional Risk Factors Specific to Your Notes	PS-3
General Terms of the Notes	PS-12
Use of Proceeds and Hedging	PS-24
Reference Stock Issuers	PS-25
Supplemental Discussion of Canadian Tax Consequences	PS-26
Supplemental Discussion of U.S. Federal Income Tax Consequences	PS-26
Supplemental Plan of Distribution	PS-30
Employee Retirement Income Security Act	PS-31

Prospectus Supplement dated January 8, 2016

About This Prospectus Supplement	i
Risk Factors	S-1
Use of Proceeds	S-8
Description of the Notes We May Offer	S-8
Certain Income Tax Consequences	S-26
Supplemental Plan of Distribution	S-29
Documents Filed as Part of the Registration Statement	S-31

Prospectus dated January 8, 2016

Documents Incorporated by Reference	i
Where You Can Find More Information	ii
Further Information	ii
About This Prospectus	ii
Risk Factors	1
Royal Bank of Canada	1
Presentation of Financial Information	1
Caution Regarding Forward-Looking Statements	2
Use of Proceeds	2
Consolidated Ratios of Earnings to Fixed Charges	3
Consolidated Capitalization and Indebtedness	3
Comparative per Share Market Price	4
Description of Debt Securities	4
Description of Common Shares	24
Tax Consequences	26
Plan of Distribution	41
Benefit Plan Investor Considerations	44
Limitations on Enforcement of U.S. Laws Against the Bank, Our Management and Others	45
Validity of Securities	45
Experts	45
Other Expenses of Issuance and Distribution	46

In this product prospectus supplement, references to the “accompanying prospectus” mean the accompanying prospectus, dated January 8, 2016, as supplemented by the accompanying prospectus supplement, dated January 8, 2016, of Royal Bank of Canada.  References to the “relevant pricing supplement” mean the pricing supplement that describes the specific terms of your notes.

SUMMARY OF TERMS
The information in this “Summary” section is qualified by the more detailed information set forth in this product prospectus supplement, the prospectus supplement and the prospectus, as well as the relevant pricing supplement.
Issuer:	Royal Bank of Canada (“Royal Bank”).
Underwriter:	RBC Capital Markets, LLC (“RBCCM”).
Issue:	Senior Global Medium-Term Notes, Series G.
Reference Asset:
The Reference Asset may consist of individual equity securities (including American Depositary Receipts (“ADRs”), shares of exchange traded funds (“ETFs”), or a basket of these securities, as specified in the relevant pricing supplement.  We refer to each of these securities as a “Reference Stock.”

Minimum Investment:	As specified in the relevant pricing supplement.
Denominations:	Unless otherwise specified in the relevant pricing supplement, each note will be issued in denominations of $1,000 and integral multiples of $1,000.
Interest:	Unless otherwise provided in the pricing supplement, we will pay you interest on the dates and at the rate per year specified in the relevant pricing supplement.
Valuation Date:
Unless otherwise specified in the relevant pricing supplement, the third scheduled trading day prior to the maturity date or, in the case of redemption at our option, the date that we send the notice of redemption or, in the case of repurchase at your option, the third scheduled trading day prior to the repurchase date, in each case subject to postponement if a market disruption event occurs or if that day is not a trading day.  If so specified in the applicable pricing supplement, more than one Valuation Date will apply to your notes; for example, the payment on your notes may be based upon the value of the Reference Stocks on three or more consecutive scheduled trading days.

Threshold Value:
As specified in the relevant pricing supplement. The Threshold Value will be more than 100% of the Initial Value, subject to adjustment as described in “General Terms of the Notes—Anti-Dilution Adjustments.”

Initial Value:	As specified in the relevant pricing supplement.
Settlement Value:
The closing price of the Reference Stock on the relevant Valuation Date. If the notes are linked to a basket of Reference Stocks, the Settlement Value will be the closing level of the basket on the relevant Valuation Date.

Payment at Maturity:	At maturity, we will pay to you, per $1,000 in principal amount of your notes, the greater of: (1) $1,000; and (2) the “Alternative Redemption Amount” (as defined below).
Alternative Redemption Amount:
The Alternative Redemption Amount per $1,000 in principal amount of the notes will equal $1,000 multiplied by a ratio determined by dividing the Settlement Value on the Valuation Date by the Threshold Value.

The Alternative Redemption Amount will be determined using the following formula:

As a result, you will only receive the Alternative Redemption Amount, plus any accrued but unpaid interest, if the Settlement Value is greater than the Threshold Value.
Early Redemption:
On or after the date specified in the relevant pricing supplement, we may redeem, on not less than three business days’ (or such other period specified in the relevant pricing supplement) prior written notice, each $1,000 in principal amount of your notes at a price equal to the amount that would be payable to you at maturity, but with the Settlement Value being the closing price or closing level of the Reference Asset on the date that we send notice of redemption.

Repurchase Option:
At any time until the earlier of (a) the date we send notice of our intention to redeem the notes or (b) five business days (or such other period specified in the relevant pricing supplement) before the maturity date, you may require us to repurchase all or a portion of your notes at a price equal to the Alternative Redemption Amount, but with the Settlement Value being the closing price or closing level of the Reference Asset on the date that is a third scheduled trading day prior to repurchase date, plus any accrued but unpaid interest.

Stock Settlement:
Unless otherwise set forth in the applicable pricing supplement, we will have the option of paying the amount due at maturity or upon early redemption or repurchase in shares of the Reference Stock (or any other securities used in the calculation of the Settlement Value).

Issue Date:	As specified in the relevant pricing supplement.
Maturity Date:	As specified in the relevant pricing supplement, subject to any prior redemption or repurchase.
CUSIP:	As specified in the relevant pricing supplement.
Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg, as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the accompanying prospectus).

Listing:	The notes will not be listed on any securities exchange or quotation system.
Calculation Agent:	RBCCM

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the prospectus and the prospectus supplement.  Your notes are not secured debt and are riskier than ordinary unsecured debt securities.  Also, investing in your notes is not equivalent to investing directly in the applicable Reference Asset.  You should carefully consider whether the notes are suited to your particular circumstances.  This product prospectus supplement should be read together with the prospectus, the prospectus supplement and the relevant pricing supplement.  The information in the prospectus and prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this product prospectus supplement and the relevant pricing supplement.  This section describes the most significant risks relating to the terms of the notes.  We urge you to read the following information about these risks, together with the other information in this product prospectus supplement and the prospectus, the prospectus supplement and the relevant pricing supplement, before investing in the notes.

You May Lose Some of the Principal upon Repurchase.
If you request us to repurchase the notes, you could lose some or a substantial value of the principal amount if the Settlement Value is less than the Threshold Value.
The Payment on the Notes May Be Limited to the Principal Amount of the Notes, Plus Accrued Interest.
If the Alternative Redemption Amount is less than or equal to $1,000 per $1,000 in principal amount of the notes, you will receive only the principal amount of the notes on the applicable payment date.  This will be true even if, at some other time during the term of the notes, the price or level of the Reference Asset exceeds the Threshold Value.
You May Not Receive Your Principal if You Sell Your Notes Prior to Maturity.
If you sell your Notes prior to maturity, you may receive less than the principal amount.  This may be the case even if the price of the applicable Reference Stock increases after the pricing date.
Your Yield May Be Lower than the Yield on a Standard Debt Security of Comparable Maturity.
The rate of interest paid on the notes may be significantly less than interest paid on a conventional debt security. The amount Royal Bank will pay you at maturity or upon repurchase or redemption may be less than the return you could earn on other investments. Because the amount you receive at maturity will only equal the principal amount if the Settlement Value does not exceed the applicable Threshold Value, the effective yield to maturity on the notes may be less than that which would be payable on a conventional fixed-rate, debt security of ours. In addition, any return may not fully compensate you for any opportunity cost to you when you take into account inflation and other factors relating to the time value of money.
There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the notes. The notes will not be listed on any securities exchange. RBCCM and other affiliates of Royal Bank may make a market for the notes; however, they are not required to do so.  RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.
If you sell your notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.

The Appreciation Potential of Your Notes May Be Limited Due to Our Redemption Right.
If we redeem your notes prior to their maturity date, the amount of cash or securities that you will receive will be limited to the then-applicable Alternative Redemption Amount.  This amount may be less than the amount that you otherwise would have received had you been able to hold the notes until maturity, or if you exercised your option to have us repurchase them at a later time.  Once we issue our notice to redeem the notes, you will not be permitted to exercise your option to require us to repurchase the notes.  In addition, if we redeem the notes, you may not be able to reinvest the proceeds that you receive in an asset with the same rate of return as the notes.
Owning the Notes Is Not the Same as Owning the Reference Stocks or a Security Directly Linked to the Performance of the Reference Stocks.
The return on your notes will not reflect the return you would realize if you actually owned the Reference Stocks or a security directly linked to the performance of the Reference Stock and held that investment for a similar period because, for example, you will not receive an amount at maturity greater than the principal amount plus accrued interest unless the Settlement Value on the Valuation Date is greater than the Threshold Value.
Your notes may trade quite differently from the Reference Stocks.  Changes in the prices of the Reference Stocks may not result in comparable changes in the market value of your notes.  Even if the prices of the Reference Stocks increase during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent.  It is also possible for the market value of the notes prior to maturity to decrease while the prices of the Reference Stocks increase.
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors.
The following factors, which are beyond our control, may influence the market value of your notes:
•	the market prices of the Reference Stocks;
•	our right to call the notes prior to maturity;
•	the volatility (i.e., the frequency and magnitude of changes) of the prices of the Reference Stocks;
•	the proximity in time to the next interest payment;
•	the dividend rate on the applicable Reference Stocks or the stocks held by any Reference Stock that is an ETF;
•
economic, financial, political, military, regulatory, legal and other events that affect the applicable securities markets generally and the U.S. markets in particular, and which may affect the prices of the Reference Stocks;

•	interest and yield rates in the market; and
•	the time remaining to maturity of the notes.
These factors may influence the market value of your notes if you sell your notes before maturity.  Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market will also affect the market value of your notes.  If you sell your notes prior to maturity, you may receive less than the principal amount of your notes.

Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes.
The notes are Royal Bank’s senior unsecured debt securities.  As a result, your receipt of interest payments and the amount due on the maturity date or prior redemption is dependent upon Royal Bank’s ability to repay its obligations at that time.  This will be the case even if the prices of the Reference Stocks increase after the pricing date.  No assurance can be given as to what our financial condition will be at any time during the term of the notes.
If You Receive Shares of Stock at Maturity or upon an Exchange, Your Return on the Notes Could Be Less Than if There Had Not Been Stock Settlement.
If the notes are settled with stock at maturity or upon repurchase or redemption, the Settlement Value will be determined prior to the applicable payment date.  As a result, the value of the shares of the Reference Stock or any other securities that you receive may, as a result of fluctuations in the value of these securities during the period between the Valuation Date(s) and the applicable payment date, be more or less than the amount you would have received had the notes not been stock settled. Consequently, it is possible that the aggregate value of the securities (together with any applicable cash) that you receive at payment may be less than the amount you would have received had there not been stock settlement.
The Amount of Shares or Cash to Be Paid at Maturity Will Not Be Affected by All Developments Relating to the Reference Stocks.
Changes in the prices of the Reference Stocks during the term of the notes before the Valuation Date(s) will not be reflected in the calculation of the payment on the note.  The calculation agent will calculate the amount to be paid by reference to the applicable Settlement Value.  As a result, you may receive shares or cash with a value that is less than the principal amount of your notes, even if the prices of the Reference Stocks has increased at certain times during the term of the notes before decreasing.
We Will Not Hold Any Shares of the Reference Stocks for Your Benefit.
The indenture and the terms governing your notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any shares of the Reference Stocks that we or they may acquire.  Neither we nor our affiliates will pledge or otherwise hold any of those shares for your benefit.  Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those assets that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.
If Your Notes Are Linked to a Basket, Positive Performance of One Reference Stock May Be Offset by Negative Performance of Another Reference Stock.
In the case of notes linked to a basket of Reference Stocks, your payment at maturity or upon repurchase or redemption will be calculated based on the performance of the entire basket, as provided in the relevant pricing supplement.  As a result, the positive performance of one or more Reference Stocks in the basket may be partially or completely offset by the negative performance of one or more other Reference Stocks in the basket.
You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Stocks.
In the ordinary course of their business, our affiliates may have expressed views on expected movements in any Reference Stock (or in the case of an ETF, the shares that it holds), and may do so in the future.  These views or reports may be communicated to our clients and clients of our affiliates.  However, these views are subject to change from time to time.  Moreover, other professionals who transact business in markets relating to any Reference Stock may at any time have significantly different views from those of our affiliates.  For these reasons, you are encouraged to derive information concerning the applicable Reference Stocks from multiple sources, and you should not rely solely on views expressed by our affiliates.

Trading and Other Transactions by Royal Bank or Its Affiliates Relating to the Reference Stocks, Futures, Options, or Other Derivative Products May Adversely Affect the Market Value of the Notes.
As described below under “Use of Proceeds and Hedging,” we or one or more affiliates may hedge our obligations under the notes by purchasing or selling shares of the Reference Stocks, futures or options relating to the Reference Stocks, or other derivative instruments with returns linked or related to changes in the performance of the Reference Stocks.  We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time.  Although they are not expected to, any of these hedging activities may adversely affect the prices of the Reference Stocks, and, therefore, the market value of the notes.  It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities, while the market value of the notes decreases.
We or one or more of our affiliates may also engage in trading relating to the Reference Stocks on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions.  Any of these activities could adversely affect the prices of the Reference Stocks and, therefore, the market value of the notes.  We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Stocks.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.
The Inclusion in the Purchase Price of the Notes of a Selling Concession and of Our Cost of Hedging Our Market Risk under the Notes Is Likely to Adversely Affect the Market Value of the Notes.
The price at which you purchase the notes may include a selling concession (including a broker’s commission), as well as the costs that we (or one of our affiliates) expect to incur in the hedging of our market risk under the notes.  The hedging costs include the expected cost of undertaking this hedge, as well as the profit that we (or our affiliates) expect to realize in consideration for assuming the risks inherent in providing the hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your notes prior to maturity will likely be less than your original purchase price.
The Business Activities of Royal Bank or Its Affiliates May Create Conflicts of Interest.
As noted above, we and our affiliates expect to engage in trading activities related to the Reference Stocks that are not for the account of holders of the notes or on their behalf.  These trading activities may present a conflict between the holders’ interests in the notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the prices of the Reference Stocks, could be adverse to the interests of the holders of the notes.  We and one or more of our affiliates may, at present or in the future, engage in business with the issuer of the applicable Reference Stocks, or the component stocks of any index (an “Underlying Index”) that is tracked by a Reference Stock that is an ETF, including making loans to or providing advisory services to those companies.  These services could include investment banking and merger and acquisition advisory services.  These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the notes.  Moreover, we and our affiliates may have published, and in the future expect to publish, research reports that relate to the Reference Stocks or the stocks held by an ETF that is a Reference Stock.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes.  Any of these activities by us or one or more of our affiliates may affect the prices of the Reference Stocks and, therefore, the market value of the notes.
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The calculation agent will, among other things, determine the amount of your payment on the notes. Our wholly-owned subsidiary, RBCCM, will serve as the calculation agent. We may change the calculation agent after the original issue date without notice to you.  The calculation agent will exercise its judgment when performing its functions.  For example, the calculation agent may have to determine whether a market disruption event affecting a Reference Stock has occurred.  This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions.  Since this determination by the calculation agent will affect the payment on the notes, the calculation agent may have a conflict of interest if it needs to make a determination of this kind.
Non-U.S. Investors May Be Subject to Certain Additional Risks.
The notes will be denominated in U.S. dollars.  If you are a non-U.S. investor who purchases the notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or returns of your investment.
This product prospectus supplement contains a general description of certain U.S. and Canadian tax considerations relating to the notes.  If you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the notes and receiving the payments that might be due under the notes.
This product prospectus supplement also contains a general description of certain Canadian tax considerations relating to the notes. If you are not a Non-resident Holder (as defined in the section titled “Tax Consequences—Canadian Taxation” in the accompanying prospectus) or if you acquire the notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the notes and receiving the payments that may be due under the notes.
The U.S. federal income tax consequences of the notes are uncertain.
No statutory, judicial, or administrative authority directly addresses the characterization of the notes or securities similar to the notes for U.S. federal income tax purposes.  As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are uncertain.  No ruling is being requested from the Internal Revenue Service (“IRS”) with respect to the notes and no assurance can be given that the IRS or a court will agree with the statements made in the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” or in the applicable pricing supplement.
You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes, as well as any tax consequences arising under the laws of any state, local, or foreign taxing jurisdiction.
U.S. Taxpayers Will Be Required to Pay Taxes Each Year on Notes that Are Treated as Contingent Payment Debt Instruments.

If the notes are subject to U.S. Treasury regulations governing contingent payment debt instruments for U.S. federal income tax purposes, a U.S. Holder generally will be required to pay taxes on ordinary income over the term of such notes based on the comparable yield for the notes. This comparable yield is determined solely to calculate the amounts a holder will be taxed on prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. Any gain that may be recognized on the sale, exchange, redemption, retirement, or other disposition of those notes will generally be interest income. Any loss that may be recognized upon the sale, exchange, redemption, retirement, or other disposition of those notes will generally be ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as capital loss.  The deductibility of capital losses is subject to limitations.

For further discussion, see “Supplemental Discussion of U.S. Federal Income Tax Consequences.”
Certain Considerations for Insurance Companies and Employee Benefit Plans.
Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA,” or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes. For additional information, please see the discussion under “Employee Retirement Income Security Act” below.
Risks Relating to the Reference Stocks
You Will Not Have Any Shareholder Rights Prior to Delivery of Any of the Reference Stocks.
Investing in your notes will not make you a holder of any Reference Stock unless and until the notes are converted into shares.  Until any such conversion occurs, you will not have any voting rights, any right to receive dividends or other distributions or any other rights with respect to shares of the Reference Stocks.
The Issuers of the Reference Stocks Will Not Have Any Role or Responsibilities with Respect to the Notes.
The issuers of the Reference Stocks will not have authorized or approved the notes, and will not be involved in any offering.  The issuers of the Reference Stocks will not have any financial or legal obligation with respect to the notes or the amounts to be paid to you, including any obligation to take our needs or your needs into consideration for any reason, including taking any corporate actions that might affect the value of the Reference Stocks or the notes.  The issuers of the Reference Stocks will not receive any of the proceeds from any offering of the notes.  No issuer of a Reference Stock will be responsible for, or participate in, the determination or calculation of the amounts receivable by holders of the notes.
An Investment in the Notes May Be Subject to Risks Associated with Non-U.S. Securities Markets.
The Reference Stocks, or shares held by an ETF to which the notes are linked, may have been issued by one or more non-U.S. companies.  An investment in securities linked to the value of non-U.S. equity securities involves particular risks.  Non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently from the U.S. securities markets.  Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those markets.  In addition, there is generally less publicly available information in the U.S. about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, disclosure, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
Prices of securities in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country.  These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the economic and fiscal policies of non-U.S. governments, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region.  Moreover, the economies of certain foreign countries may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.
We Do Not Control the Issuer of Any Reference Stock and Are Not Responsible for Any Disclosure Made by Any Other Company.
Neither we nor any of our affiliates have the ability to control the actions of any issuer of a Reference Stock, or the issuers of the shares that are held by a Reference Stock that is an ETF.  We do not assume any responsibility for the adequacy or accuracy of any publicly available information about any of these companies, unless (and only to the extent that) our securities or the securities of our affiliates are represented by that Reference Stock. We are not responsible for any other issuer’s public disclosure of information on itself or any Reference

Stock, whether contained in SEC filings or otherwise. We will not perform any due diligence procedures with respect to the issuers of the applicable Reference Stocks.  You should make your own investigation into the issuers of the Reference Stocks, or the issuers of the shares that are held by a Reference Stock that is an ETF.
You Will Have Limited Anti-Dilution Protection.
The calculation agent will adjust the Threshold Value for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the applicable issuer’s capital structure, but only in the situations we describe in “General Terms of the Notes—Anti-Dilution Adjustments Relating to a Reference Stock” below.  The calculation agent will not be required to make an adjustment for every corporate event that may affect the relevant security.  For example, the calculation agent will not make any adjustments for events such as an offering by the relevant issuer of equity securities, a tender or exchange offer for the issuer’s shares at a premium to its then-current market price by that issuer or a tender or exchange offer for less than all outstanding shares of that issuer by a third party.  Those events or other actions by the applicable issuer or a third party may nevertheless adversely affect the price of the Reference Stock, and adversely affect the value of your notes.
The Historical Performance of a Reference Stock Should Not Be Taken as an Indication of Its Future Performance.
The prices of the Reference Stocks will determine the amounts to be paid on the notes.  The historical performance of the Reference Stocks does not necessarily give an indication of their future performance.  As a result, it is impossible to predict whether the price of the Reference Stocks will rise or fall during the term of the notes.  The prices of the Reference Stocks will be influenced by complex and interrelated political, economic, financial and other factors.
Risks Relating to Reference Stocks that Are ADRs
The Value of the Reference Stock May Not Accurately Track the Value of the Common Shares of the Applicable Company.
If a Reference Stock is an ADR, each share of the Reference Stock will represent shares of the relevant company (an “Underlying Company”).  The trading patterns of the ADRs will generally reflect the characteristics and valuations of the underlying common shares; however, the value of the ADRs may not completely track the value of those shares.  Trading volume and pricing on the applicable non-U.S. exchange may, but will not necessarily, have similar characteristics as the ADRs.  For example, certain factors may increase or decrease the public float of the ADRs and, as a result, the ADRs may have less liquidity or lower market value than the underlying common shares.
Adverse Trading Conditions in the Applicable Non-U.S. Market May Negatively Affect the Value of the Underlying Stock.
Holders of the Underlying Company’s ADRs may usually surrender the ADRs in order to receive and trade the underlying common shares.  This provision permits investors in the ADRs to take advantage of price differentials between markets.  However, this provision may also cause the market prices of the underlying stock to more closely correspond with the values of the common shares in the applicable non-U.S. markets.  As a result, a market outside of the United States for the underlying common shares that is not liquid may also result in an illiquid market for the ADRs.
Additional Risks Relating to Exchange Traded Fund Reference Stocks
Changes that Affect an Underlying Index Will Affect the Market Value of the Notes and the Amount You Will Receive.
The policies of the applicable index sponsor concerning the calculation of the applicable index, additions, deletions or substitutions of the components of the Underlying Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the index and, therefore, could affect the amount payable on the notes, and the market value of the notes prior to maturity.  The amount payable on the notes and their market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the index, or if the index sponsor discontinues or suspends calculation or publication of the index, in which case it may become difficult to determine the market value of the notes.
We Have No Affiliation with Any Index Sponsor and Will Not Be Responsible for Any Actions Taken by an Index Sponsor.
Unless otherwise specified in the relevant pricing supplement, no index sponsor is an affiliate of ours or will be involved in any offerings of the notes in any way.  Consequently, we have no control of the actions of any index sponsor, including any actions of the type that might impact the value of the notes.  No index sponsor has any obligation of any sort with respect to the notes.  Thus, no index sponsor has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes.  None of our proceeds from any issuance of the notes will be delivered to any index sponsor.
There Are Liquidity and Management Risks Associated with an ETF.
Although shares of an ETF that is a Reference Stock will be listed for trading on a securities exchange and a number of similar products have been traded on various exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Reference Stock or that there will be liquidity in that trading market.
An ETF is subject to management risk, which is the risk that the investment adviser’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results.
We Cannot Control Actions by the Investment Adviser which May Adjust the ETF in a Way that Could Adversely Affect the Payments on the Notes and Their Market Value, and the Investment Adviser Has No Obligation to Consider Your Interests.
The policies of the applicable investment adviser concerning the calculation of the ETF’s net asset value, additions, deletions or substitutions of securities or other investments held by the ETF and the manner in which changes affecting the Underlying Index are reflected in the ETF, could affect the market price per share of the Reference Stock and, therefore, the amounts payable on the notes and their market value.  The amounts payable on the notes and their market value could also be affected if the investment adviser changes these policies, for example, by changing the manner in which it calculates the ETF’s net asset value, or if the investment adviser discontinues or suspends calculation or publication of the ETF’s net asset value, in which case it may become difficult to determine the value of your notes.  If events such as these occur or if the closing price per share of the Reference Stock is not available on a Valuation Date, the calculation agent may determine the closing price per share of the Reference Stock on that Valuation Date; as a result, the calculation agent would determine the price of the Reference Stock in a manner it considers appropriate, in its sole discretion, as described in more detail below.
The Performance of a Reference Stock and the Performance of the Underlying Index May Vary.
The performance of a Reference Stock and that of its Underlying Index (or other underlying assets) generally will vary due to transaction costs, certain corporate actions and timing variances.  If the Reference Stock maintains a “representative sampling” strategy as to an Underlying Index, the performance of the Reference Stock will differ to some degree from that of the Underlying Index.
In addition, because the shares of the Reference Stock are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Reference Stock may differ from its net asset value per share; shares of the Reference Stock may trade at, above, or below their net asset value per share.

For the foregoing reasons, the performance of the Reference Stock may not match the performance of the Underlying Index (or other underlying asset) over the same period.  Because of this variance, the return on the notes to the extent dependent on the return of the Reference Stock may not be the same as an investment directly in the securities or other investments included in the underlying asset or the same as a debt security with a payment at maturity linked to the performance of the underlying asset.
Time Zone Differences Between the Cities Where the Underlying Asset and the Reference Stock Trade May Create Discrepancies in Trading Levels.
As a result of the time zone difference, if applicable, between the cities where the securities or commodities comprising the underlying asset trade and where the shares of the Reference Stock trade, there may be discrepancies between the values of the underlying asset and the market value of the notes.  In addition, there may be periods when the foreign securities or commodities markets are closed for trading (for example, during holidays in a country other than the United States) that may result in the values of the underlying asset remaining unchanged for multiple trading days in the city where the shares of the Reference Stock trade.  Conversely, there may be periods in which the applicable foreign securities or commodities markets are open, but the securities market on which the Reference Stock trades is closed.

GENERAL TERMS OF THE NOTES

Please note that in this section entitled “General Terms of the Notes,” references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary.  Owners of beneficial interests in the notes should read the section entitled “Description of the Notes We May Offer—Legal Ownership” in the prospectus supplement and “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus.

In addition to the terms described above, the following general terms will apply to the notes.
Specified Currency
Unless otherwise specified in the relevant pricing supplement and unless we deliver shares of the Reference Stock, all payments, if any, of principal and interest will be made in U.S. dollars.
Form and Denomination
The notes will be issued only in global form through DTC.  Unless otherwise specified in the relevant pricing supplement, the denomination of each note will be $1,000 and integral multiples in excess of $1,000.
No Listing
Your notes will not be listed on any securities exchange.
Defeasance, Default Amount, Other Terms
Neither full defeasance nor covenant defeasance will apply to your notes.  The following will apply to your notes:
•	the default amount will be payable on any acceleration of the maturity of your notes as described under “—Default Amount on Acceleration” below;
•	anti-dilution provisions will apply to your notes as described under “—Anti-dilution Adjustments” below;
•	a business day for your notes will have the meaning described under “—Special Calculation Provisions” below; and
•	a trading day for your notes will have the meaning described under “—Special Calculation Provisions” below.
Please note that the information about the issue date, issue price, discounts or commissions and net proceeds to Royal Bank in the relevant pricing supplement relates only to the initial issuance and sale of your notes.  If you have purchased your notes in a market-making transaction after the initial issuance and sale, any such relevant information about the sale to you will be provided in a separate confirmation of sale.
Interest Payments
Unless otherwise specified in the relevant pricing supplement, interest will accrue on the principal amount of your notes and will be calculated and paid as described in the prospectus supplement, as modified by the applicable pricing supplement.  The interest payment dates will be specified in the relevant pricing supplement.  As long as your notes are in global form, the regular record date for each interest payment date will be the first preceding business day, unless otherwise specified in the relevant pricing supplement.  If the maturity date does not occur on the date specified in the relevant pricing supplement, the interest payment date scheduled for that date will instead occur on the date on which the principal amount of your notes is paid.
Maturity Date
The maturity date for your notes will be the date specified in the relevant pricing supplement, unless that date is not a business day, in which case the maturity date will be the next following business day.  The maturity date may be postponed as a result of a market disruption event, as described below.  If the maturity date is postponed for any reason, you will not be entitled to receive any additional payment of interest on your notes as a result of the postponement, and you will only be entitled to receive the amounts set forth in this product prospectus supplement, or as set forth in the applicable pricing supplement.
Payment at Maturity
Unless we have previously redeemed your notes or you instruct us to repurchase your notes, you will be entitled to receive at maturity, per $1,000 in principal amount of the notes, the greater of:
•	$1,000; and
•	the Alternative Redemption Amount, as described below.
Unless we elect the stock settlement option, we will pay the amount due on the maturity date in cash.  If the Alternative Redemption Amount per $1,000 in principal amount of your notes on the Valuation Date is less than or equal to $1,000, you will be entitled to receive $1,000.  You may, under certain circumstances, receive securities that are worth less than the principal amount if we pay the amount due at maturity in shares of the Reference Stocks, as described below under “—Stock Settlement.”
The payment on the maturity date may be postponed if the applicable Valuation Date is postponed, as described below under “—Settlement Value.”  Unless otherwise specified in the relevant pricing supplement, the Valuation Date for purposes of the payment on the maturity date is the third trading day prior to the maturity date.
Early Redemption of the Notes at Our Option
On or after the date specified in the relevant pricing supplement, we may redeem, on not less than three business days’ (or such other period specified in the relevant pricing supplement) prior written notice, all or part of the notes on one or more occasions, at a redemption price per $1,000 in principal amount of your notes equal to the greater of:
•	$1,000; and
•	the Alternative Redemption Amount.
Unless otherwise specified in the relevant pricing supplement, we will pay the amount due on the redemption date in cash.  If the Alternative Redemption Amount per $1,000 in principal amount of your notes on the Valuation Date is less than or equal to $1,000, you will be entitled to receive $1,000 per $1,000 in principal amount upon redemption.
Unless otherwise specified in the relevant pricing supplement, the applicable Valuation Date for purposes of the payment on the redemption date is the date that we send the redemption notice.  The redemption date will be specified in the redemption notice. The payment on the redemption date may be postponed if the applicable Valuation Date is postponed, as described below under “—Settlement Value.”

Your Option to Require Us to Repurchase the Notes Prior to Maturity
At any time until the earlier of (a) the date we give notice of our intention to redeem the notes or (b) five business days (or such other period specified in the relevant pricing supplement) before the maturity date, you may instruct us to repurchase all or part of your notes at a price per $1,000 in principal amount equal to the Alternative Redemption Amount, plus any accrued but unpaid interest, by providing notice on any business day to the calculation agent in such form as shall be included with the applicable pricing supplement.  The repurchase date will be the fifth business day following the business day when we receive a written notice from you that we must repurchase your notes, unless payment is postponed because the applicable Valuation Date is postponed.  See “—Settlement Value” below.
If we repurchase your notes for cash at your option, the amount you receive per $1,000 in principal amount of your notes may be greater or equal to $1,000.  In addition, you may, under certain circumstances, receive securities that are worth less than you would otherwise receive if we pay in cash the amount due upon the repurchase, as described below under “—Stock Settlement.”
Unless otherwise specified in the relevant pricing supplement, the applicable Valuation Date for purposes of payment on the repurchase date is the third trading day prior to the repurchase date.  The payment of the repurchase price may be postponed if the applicable Valuation Date is postponed.
Unless otherwise set forth in the applicable pricing supplement, you must elect to have us repurchase at least $50,000 in principal amount of your notes each time that you exercise this right.  After giving effect to such repurchase, at least $50,000 of your notes must remain outstanding.
Your election to require us to repurchase any notes will be irrevocable.  All questions as to the validity, eligibility, including the time of receipt, and acceptance of any notes for repurchase will be determined by us or one of our affiliates, and our determination will be final and binding.
Determination of Alternative Redemption Amount
The Alternative Redemption Amount per $1,000 in principal amount of your notes will be determined by the calculation agent using the following formula:
As a result of this formula, the Settlement Value must be greater than the Threshold Value for you to receive any amount above the principal amount of $1,000 (excluding any accrued but unpaid interest) per $1,000 in principal amount of the notes.  The Threshold Value that is applicable to your notes will be specified in the relevant pricing supplement.
Settlement Value
The Settlement Value will be determined by the calculation agent and will be based on the closing price of the relevant Reference Stock on the applicable Valuation Date.
If the calculation agent determines that one or more market disruption events have occurred on the day that would otherwise be the applicable Valuation Date with respect to an applicable Reference Stock or any other security included as distribution property, or if that day is not a trading day with respect to a Reference Stock or any other security included as distribution property, the Valuation Date will be postponed and the calculation agent will, subject to the following paragraph, determine the Settlement Value on the next trading day on which no market disruption event occurs.
However, if a market disruption event occurs on each of the five scheduled trading days following the originally scheduled Valuation Date, then that fifth scheduled trading day shall be deemed the Valuation Date and the calculation agent shall determine the closing price of the applicable Reference Stock on that day.  In such an event, the calculation agent will make a good faith estimate in its sole discretion of the closing price that would have prevailed in the absence of the market disruption event.  Postponement of the date that would otherwise be the Valuation Date will cause the payment you receive to be postponed by a number of business days equal to the number of business days by which the Valuation Date is postponed.
Certain Definitions
The “closing price” of a Reference Stock or any other security included as distribution property means the closing sale price or last reported sale price, regular way, for the security, on a per-share or other unit basis:
•	on the principal national securities exchange on which that security is listed for trading on that day, or
•	if that security is not quoted on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of that security.
If that security is not listed or traded as described above, then the closing price for that security on any day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent.  The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.
Unless otherwise set forth in the applicable pricing supplement, the “closing level” of a basket of Reference Stocks on the Valuation Date will be determined by the calculation agent based on the closing price of each Reference Stock included in the basket on the Valuation Date, as described in the pricing supplement.
Stock Settlement
Unless otherwise set forth in the applicable pricing supplement, we will have the option of paying the amount due at maturity or upon early redemption or repurchase in shares of the Reference Stock (or any other securities used in the calculation of the Settlement Value).  Unless otherwise specified in the relevant pricing supplement, if and to the extent stock settlement is available, we will:
•
pay the amount due upon redemption or at maturity,  subject to the following paragraph, by delivering, for each $1,000 in principal amount of notes, a number of shares of the Reference Stock (or any other applicable securities) having a value on the applicable Valuation Date equal to the greater of $1,000 and the Alternative Redemption Amount; or

•
pay the amount due upon repurchase at the holder’s option, subject to the following paragraph, by delivering, for each $1,000 in principal amount of notes, a number of shares of the Reference Stock (and any other applicable securities) having a value on the applicable Valuation Date equal to the Alternative Redemption Amount.

If these calculations above result in fractional shares, we will pay cash to you in an amount equal to the value of the fractional shares based upon the closing price of the applicable Reference Stock or such other securities, as the case may be, on the applicable Valuation Date.
If we determine that we are prohibited from delivering the applicable securities or shares to be delivered to you, or that it would otherwise be unduly burdensome to do so, we will pay the entire amount due at maturity or upon repurchase in cash.
Because the Settlement Value will ordinarily be determined prior to the maturity date or the repurchase date, if the notes are settled with stock at maturity or upon repurchase, the effect to holders will be as if the notes matured or were repurchased prior to the maturity date or repurchase date, as the case may be.  As a result, the value of any securities that you receive at maturity or upon repurchase may be more or less than the amount you would have received had the notes not been stock settled as a result of fluctuations in the value of these securities during the period between the Valuation Date and the maturity date or repurchase date.  Consequently, it is possible that the aggregate value of the securities that you receive at maturity or upon repurchase may be less than the amount you would have received had there not been stock settlement.
Market Disruption Events
As set forth under “—Settlement Value” above, the calculation agent will determine the Settlement Value on the applicable Valuation Date.  As described above, the Valuation Date may be postponed if the calculation agent confirms that, on the Valuation Date, a market disruption event has occurred or is continuing.
A market disruption event means any event, circumstance or cause, as to a Reference Stock or other relevant security, which Royal Bank determines, and the calculation agent confirms, has or will have a material adverse effect on the ability of Royal Bank to perform its obligations under the notes or to hedge its position in respect of its obligations to make payment of amounts owing thereunder, and more specifically, includes the following events to the extent that they have such effect:
•
a suspension, absence or limitation of trading in (i) that security in its primary market, as determined by the calculation agent, or (ii) futures or options contracts relating to that security in the primary market for those contracts, as determined by the calculation agent;

•
any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, the security in its primary market, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating the security in its primary market;

•
the closure on any day of the primary market for that security on a trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such trading day for such primary market;

•
any trading day on which (i) the primary market for that security or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that security are traded, fails to open for trading during its regular trading session; or

•
any other event, if the calculation agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this product prospectus supplement.

Anti-Dilution Adjustments
The calculation agent will adjust the Threshold Value of your notes if any of the events described below occurs with respect to a Reference Stock after the applicable pricing date.
The calculation agent will adjust the Threshold Value of the applicable Reference Stock as described below, but only if an event below under this section occurs with respect to the Reference Stock and only if the relevant event occurs during the period described under the applicable subsection.  The Threshold Value will be subject to the adjustments described below, independently and separately, with respect to the dilution events that affect the Reference Stock.
If more than one anti-dilution event requiring adjustment occurs with respect to a Reference Stock, the calculation agent will adjust the Threshold Value for each event, and on a cumulative basis.  Thus, having adjusted the Threshold Value for the first event, the calculation agent will adjust it for the second event, applying the required adjustment to the Threshold Value as already adjusted for the first event, and so on for each subsequent event.  If an event requiring an anti-dilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and us, relative to your note, that results solely from that event.  The calculation agent may, in its sole discretion, modify the anti-dilution adjustments as necessary to ensure an equitable result, including, for example, with respect to notes linked to a basket of Reference Stocks, where only one Reference Stock is subject to a transaction contemplated in this section.
Stock Splits and Stock Dividends
A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity.  When a corporation pays a stock dividend, it issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own.  Each outstanding share will be worth less as a result of a stock split or stock dividend.
If a Reference Stock is subject to a stock split or receives a stock dividend, then the calculation agent will adjust the Threshold Value by dividing the Threshold Value by the number equal to: (1) the number of shares of the Reference Stock outstanding immediately after the stock split or stock dividend becomes effective; divided by (2) the number of shares of the Reference Stock outstanding immediately before the stock split or stock dividend becomes effective.  This adjustment will not be made, however, unless:
•	in the case of a stock split, the first day on which the Reference Stock trades without the right to receive the stock split occurs after the pricing date and on or before the Valuation Date; or
•	in the case of a stock dividend, the ex-dividend date occurs after the pricing date and on or before the Valuation Date.
The ex-dividend date for any dividend or other distribution with respect to a Reference Stock is the first day on which the Reference Stock trades without the right to receive that dividend or other distribution.
Reverse Stock Splits
A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity.  Each outstanding share will be worth more as a result of a reverse stock split.
If a Reference Stock is subject to a reverse stock split, then the calculation agent will adjust the Threshold Value prior to the stock split or stock dividend by multiplying it by a number equal to: (1) the number of shares of the Reference Stock outstanding immediately before the reverse stock split becomes effective; divided by (2) the number of shares of the Reference Stock outstanding immediately after the reverse stock split becomes effective.  This adjustment will not be made, however, unless the reverse stock split becomes effective after the pricing date and on or before the Valuation Date.
Extraordinary Dividends
Any distribution or dividend on the Reference Stock determined by the calculation agent to be a distribution or dividend that is not in the ordinary course of the Reference Stock Issuer’s historical dividend practices will be deemed to be an extraordinary dividend.  The calculation agent will determine if the dividend is an extraordinary dividend and, if so, the amount of the extraordinary dividend.  Each outstanding share will be worth less as a result of an extraordinary dividend.
If any extraordinary dividend occurs with respect to the Reference Stock, the calculation agent will adjust the Threshold Value to equal the product of:  (1) the prior Threshold Value times (2) a fraction, the numerator of which is the amount by which the closing price of the Reference Stock on the trading day before the ex-dividend date exceeds the extraordinary dividend amount and the denominator of which is the closing price of the Reference

Stock on the trading day before the ex-dividend date.  This adjustment will not be made, however, unless the ex-dividend date occurs after the pricing date and on or before the Valuation Date.
The extraordinary dividend amount with respect to an extraordinary dividend for the Reference Stock equals:
•
for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the Reference Stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the Reference Stock; or

•	for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.
To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent.  A distribution on the Reference Stock that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the Threshold Value only as described under “—Stock Splits and Stock Dividends” above, “—Transferable Rights and Warrants” below or “—Reorganization Events” below, as the case may be, and not as described here.
Transferable Rights and Warrants
If the Reference Stock Issuer issues transferable rights or warrants to all holders of the Reference Stock to subscribe for or purchase the Reference Stock at an exercise price per share that is less than the Threshold Value of the Reference Stock on the trading day before the ex-dividend date for the issuance, then the Threshold Value will be adjusted by multiplying the Threshold Value by the following fraction:
•
The numerator will be the number of shares of the Reference Stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the Reference Stock that the aggregate offering price of the total number of shares of the Reference Stock so offered for subscription or purchase pursuant to the transferable rights or warrants could purchase at the closing price on the trading day before the ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the trading day before that ex-dividend date.

•
The denominator will be the number of shares of the Reference Stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the Reference Stock offered for subscription or purchase under those transferable rights or warrants.

This adjustment will not be made, however, unless the ex-dividend date described above occurs after the pricing date and on or before the Valuation Date.
Reorganization Events
If the Reference Stock Issuer undergoes a reorganization event in which property other than the Reference Stock--e.g., cash and securities of another issuer--is distributed in respect of the Reference Stock, then the calculation agent will determine the value of the Reference Stock on the Valuation Date to equal the value of the cash, securities and other property distributed in respect of one share of the Reference Stock.
If the calculation agent determines that, by valuing such cash, securities and other property, a commercially reasonable result is not achieved, then the calculation agent will, in its sole discretion, substitute another stock for that Reference Stock.

Each of the following is a reorganization event with respect to the Reference Stock:
•	the Reference Stock is reclassified or changed;
•
the Reference Stock Issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding stock is exchanged for or converted into other property;

•	a statutory share exchange involving the outstanding stock and the securities of another entity occurs, other than as part of an event described in the two bullet points above;
•	the Reference Stock Issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;
•
the Reference Stock Issuer effects a spin-off--that is, issues to all holders of the Reference Stock equity securities of another issuer, other than as part of an event described in the four bullet points above;

•	the Reference Stock Issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law; or
•	another entity completes a tender or exchange offer for all of the outstanding stock of the Reference Stock Issuer.
Valuation of Distribution Property
If a reorganization event occurs with respect to the Reference Stock, and the calculation agent does not substitute another stock for the Reference Stock as described in “—Substitution” below, then the calculation agent will determine the applicable closing price on the Valuation Date so as to equal the value of the property -- whether it be cash, securities or other property -- distributed in the reorganization event in respect of one share of the Reference Stock, as the Reference Stock existed before the date of the reorganization.  We refer to the property distributed in a reorganization event as “distribution property,” a term we describe in more detail below.  The calculation agent will not make any determination for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the pricing date and on or before the Valuation Date.
For the purpose of making a determination required by a reorganization event, the calculation agent will determine the value of each type of distribution property, in its sole discretion.  For any distribution property consisting of a security, the calculation agent will use the closing price for the security on the relevant date.  The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate.  If a holder of the Reference Stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.
If a reorganization event occurs and the calculation agent adjusts the closing price to equal the value of the distribution property distributed in the event, as described above, the calculation agent will make further determinations for later events that affect the distribution property considered in determining the closing price.  The calculation agent will do so to the same extent that it would make determinations if the Reference Stock were outstanding and were affected by the same kinds of events.
For example, if the Reference Stock Issuer merges into another company and each share of the Reference Stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, then on the Valuation Date, the amount payable on the notes will be determined based upon the value of the two common shares of the surviving company plus the specified amount of cash.  The calculation agent will further determine the common share component of such amount to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in “—Anti-Dilution Adjustments” or as described above in this “—Reorganization Events” section as if the common shares were the Reference Stock.  In that event, the cash component will not be redetermined but will continue to be a component of the closing price.
When we refer to distribution property, we mean the cash, securities and other property distributed in a reorganization event in respect of the Reference Stock or in respect of whatever securities whose value determines the closing price on the Valuation Date if any adjustment resulting from a reorganization event has been made in respect of a prior event.  In the case of a spin-off, the distribution property also includes the Reference Stock in respect of which the distribution is made.
If a reorganization event occurs, the distribution property distributed in the event will be substituted for the Reference Stock as described above.  Consequently, in this product prospectus supplement, when we refer to the Reference Stock, we mean any distribution property that is distributed in a reorganization event in respect of the Reference Stock.  Similarly, when we refer to the Reference Stock Issuer, we mean any successor entity in a reorganization event.
Substitution
If the calculation agent determines that a commercially reasonable result is not achieved by valuing distribution property with respect to the Reference Stock upon becoming subject to a reorganization event, then the calculation agent will, in its sole discretion, substitute another stock for the Reference Stock.  In such a case, the adjustments described above in “—Valuation of Distribution Property” will not apply.
If the calculation agent so determines, it may choose, in its sole discretion, the stock of a different company, whether or not listed on a national securities exchange or quotation system as a substitute for the Reference Stock.  For all purposes, the substitute stock will be deemed to be a Reference Stock for purposes of this product prospectus supplement.
The calculation agent will determine, in its sole discretion, the Threshold Value of the Reference Stock and the Settlement Value.  The calculation agent will have the right to make such adjustments to the calculation of the Settlement Value as it determines in its sole discretion are necessary to preserve as nearly as possible our and your relative economic position prior to the reorganization event.
Adjustments Relating to ADRs
A Reference Stock may consist of ADRs of the Reference Stock Issuer.  As a result, for purposes of any adjustments relating to ADRs, the calculation agent will consider the effect of any of the relevant events on the holders of the Reference Stock.  For example, if a holder of the Reference Stock receives an extraordinary dividend, the provisions described in this section would apply to the Reference Stock.  On the other hand, if a spin-off occurs, and the Reference Stock represents both the spun-off security as well as the existing Reference Stock, the calculation agent may determine not to effect the anti-dilution adjustments set forth in this section.  More particularly, the calculation agent may not make an adjustment (1) if holders of the Reference Stock are not eligible to participate in any of the events that would otherwise require anti-dilution adjustments as set forth in this section or (2) to the extent that the calculation agent determines that the Reference Stock Issuer or the depositary for the ADRs has adjusted the number of common shares of the Reference Stock Issuer represented by each share of Reference Stock so that the market price of the Reference Stock would not be affected by the corporate event in question.
If the Reference Stock Issuer or the depository for the ADRs, in the absence of any of the events described in this section, elects to adjust the number of common shares of the Reference Stock Issuer represented by each share of Reference Stock, then the calculation agent may make the appropriate anti-dilution adjustments to reflect such change.  The depository for the ADRs may also make adjustments in respect of the ADRs for share distributions, rights distributions, cash distributions and distributions other than shares, rights, and cash.  Upon any such adjustment by the depository, the calculation agent may adjust such terms and conditions of the notes as the calculation agent determines appropriate to account for that event.

Other Events and Adjustments
The calculation agent may make such adjustments to the terms of the notes with respect to any of the events described above, as it deems in its discretion is necessary to ensure an equitable result.
Delisting of ADRs or Termination of an ADR Facility
If the Reference Stock is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act or included in the OTC Bulletin Board Service operated by FINRA, or if the ADR facility between the Reference Stock Issuer and the ADR depositary is terminated for any reason, then, on and after the date that the Reference Stock is no longer so listed or admitted to trading or the date of such termination, as applicable (the “termination date”), the notes will be deemed to be linked to the common shares of the Reference Stock Issuer, and the calculation agent will determine the payment at maturity by reference to such common shares.  Under such circumstances, the calculation agent may modify any terms of the notes as it deems necessary, in its sole discretion, to ensure an equitable result.  On and after the termination date, for all purposes, including the determination of the Settlement Value, the closing price of the Reference Stock Issuer’s common shares on their primary exchange will be converted to U.S. dollars using such exchange rate as the calculation agent, in its sole discretion, determines to be commercially reasonable.
Payment of Additional Amounts
We will pay any amounts to be paid by us on the notes without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority.  At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the notes, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.
However, no Additional Amounts will be payable with respect to a payment made to a holder of a note or of a right to receive payments in respect thereto (a “Payment Recipient”), which we refer to as an “Excluded Holder,” in respect of a beneficial owner or Payment Recipient:
(i)	with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;
(ii)
who is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the notes, the holding of notes or the receipt of payments thereunder;

(iii)
who is, or who does not deal at arm’s length with a person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Royal Bank of Canada (generally a person will be a “specified shareholder” for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length, owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares);

(iv)
who presents such note for payment (where presentation is required, such as if a note is issued in definitive form) more than 30 days after the relevant date; for this purpose, the “relevant date” in relation to any payments on any note means:

a.	the due date for payment thereof, or

b.
if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the notes in accordance with the indenture;

(v)
who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements necessary to establish qualification for an exemption from withholding or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or

(vi)
who is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provisions), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the notes.
We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee.  We will indemnify and hold harmless each holder of notes (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the notes, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.
For additional information, see the section entitled “Supplemental Discussion of Canadian Tax Consequences.”
Default Amount on Acceleration
Unless otherwise specified in the relevant pricing supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable on the notes upon any acceleration of the notes will be determined by the calculation agent and will be an amount in shares of the Reference Stock or cash equal to the amount payable as described under the caption “—Payment at Maturity,” calculated as if the date of acceleration were the Valuation Date.
If the maturity of the notes is accelerated because of an event of default, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary, of the amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.
Modified Business Day
As described in the accompanying prospectus, any payment on your note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date.  For your note, however, the term business day may have a different meaning than it does for other Series G medium-term notes.  We discuss this term under “—Special Calculation Provisions” below.

Role of Calculation Agent
The calculation agent will make all determinations regarding the level of the Reference Asset, business days, trading days, market disruption events, anti-dilution adjustments, the default amount, and the amount payable on your notes.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or confirmations by the calculation agent.
Please note that RBCCM is expected to serve as the calculation agent for the notes.  We may change the calculation agent for your notes at any time without notice and RBCCM may resign as calculation agent at any time.
Special Calculation Provisions
Business Day
When we refer to a business day with respect to your notes, we mean a day that is a business day of the kind described in the accompanying prospectus supplement, unless otherwise specified in the relevant pricing supplement.  If the relevant pricing supplement specifies a different meaning for the term business day, we will use that modified definition in determining the each interest payment date as well as the maturity date for your notes, all as described in this product prospectus supplement.
Trading Day
When we refer to a trading day with respect to any Reference Stock, we mean a day on which the principal trading market for the applicable Reference Stock or any basket component is open for trading, unless otherwise specified in the relevant pricing supplement.

USE OF PROCEEDS AND HEDGING
We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the accompanying prospectus supplement under “Use of Proceeds.”  We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the notes as described below.
In anticipation of the sale of the notes, we or our affiliates expect to enter into hedging transactions involving purchases of the Reference Stocks and/or listed and/or over-the-counter derivative instruments linked to the Reference Stocks prior to or on the applicable pricing date.  From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.  In this regard, we or our affiliates may:
•	acquire or dispose of the Reference Stocks;
•	acquire or dispose of long or short positions in listed or over-the-counter derivative instruments related to the market value of the Reference Stocks; or
•	any combination of the above two.
We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those similar securities.
We or our affiliates may close out our or their hedge on or before the applicable Valuation Date.  That step may involve sales or purchases of the Reference Stocks or over-the-counter derivative instruments linked to the Reference Stocks.

The hedging activity discussed above may adversely affect the market value of the notes from time to time.  See “Additional Risk Factors Specific to Your Notes—Trading and Other Transactions by Royal Bank or Its Affiliates Relating to the Reference Stocks, Futures, Options, or Other Derivative Products May Adversely Affect the Market Value of the Notes” and “—The Inclusion in the Purchase Price of the Notes of a Selling Concession and of Our Cost of Hedging Our Market Risk under the Notes Is Likely to Adversely Affect the Market Value of the Notes” in this product prospectus supplement for a discussion of these adverse effects.

REFERENCE STOCK ISSUERS
Your notes may be linked to one or more Reference Stocks.  In such a case, in the relevant pricing supplement, we will provide summary information on the business of the Reference Stock Issuer based on its publicly available documents.
Each Reference Stock will be registered under the Exchange Act.  Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically.  This information is filed with the SEC and can be inspected and copied by you at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  In addition, information filed by a Reference Stock Issuer with the SEC electronically is available to the public over the Internet at the SEC’s website at http://www.sec.gov.  In addition, information about the Reference Stock Issuers may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information.  We will not make any independent investigation as to the accuracy or completeness of any such information.
We will obtain any information about the Reference Stock Issuer in the applicable pricing supplement from the Reference Stock Issuer’s public filings.  We will neither participate in the preparation of any of those documents nor represent that those documents are accurate or complete.  See “Additional Risk Factors Specific To Your Notes—We Do Not Control the Issuer of Any Reference Stock and Are Not Responsible for Any Disclosure Made by Any Other Company.”

SUPPLEMENTAL DISCUSSION OF CANADIAN TAX CONSEQUENCES
Investors should read carefully the description of the material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the prospectus.
SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a general description of the material U.S. tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the United States of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this product prospectus supplement and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

The following disclosure—including the opinion of Morrison & Foerster LLP—has been prepared without regard to any particular note that you may purchase in the future and, therefore, is provided solely as a matter of general information.  You should not rely upon the following disclosure, or the disclosure under “Tax Consequences—United States Taxation” in the accompanying prospectus or “Certain Income Tax Consequences—United States Taxation” in the accompanying prospectus supplement, with regard to an investment in any particular note because it does not take into account the terms of any particular note or the tax consequences of investing in or holding any particular note unless the relevant pricing supplement applicable to your notes expressly indicates that you may rely on the following disclosure and expressly states that you may rely on the opinion of Morrison & Foerster LLP.  Any note that you purchase may have terms that would result in a tax treatment that is significantly different from the treatment described below.

Consequently, any tax disclosure relevant to any note you may purchase will be set forth only in the relevant pricing supplement relating to your note, and, unless the relevant pricing supplement indicates otherwise, you should not rely on the tax disclosure below or in the accompanying prospectus supplement or prospectus in deciding whether to invest in any note.  Moreover, in all cases, you should consult with your own tax advisor concerning the consequences of investing in and holding any particular note you propose to purchase.

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to U.S. holders (as defined in the accompanying prospectus).  It applies only to those holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus and who purchase the notes upon original issuance and will hold the notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

We will not attempt to ascertain whether any particular issuer of a Reference Stock, or any of its components, as the case may be, would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code. If any particular issuer of a Reference Stock, or any of its components, as the case may be, were so treated, certain adverse U.S. federal income tax consequences could possibly apply.  You should refer to any available information filed with the SEC and other authorities with respect to each issuer of a particular Reference Stock, or any of its components, as the case may be, and consult your tax advisor regarding the possible consequences to you in this regard.

The U.S. federal income tax treatment of your notes will depend on whether (i) the term of your notes will exceed one year, or (ii) the term of your notes will not exceed one year without regard to the effect of an extension in the event of a market disruption event.  Accordingly, we set forth a separate subsection for each of the situations described in the previous sentence.  In addition, the following discussion assumes that your notes pay a minimum amount at maturity that is equal to the principal amount and are denominated in U.S. dollars.  The relevant pricing supplement will discuss the tax consequences if the minimum payment on your notes is less than 100% of the principal amount or your notes are not denominated in U.S. dollars.  Unless otherwise specified in the relevant pricing supplement, Royal Bank intends to treat any interest with respect to the notes, as determined for U.S. federal income tax purposes, as from sources within the United States.

No statutory, judicial, or administrative authority directly addresses the characterization of the notes or securities similar to the notes for U.S. federal income tax purposes.  As a result, certain aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. In the opinion of Morrison & Foerster LLP, counsel to Royal Bank, the notes should be treated as debt instruments for U.S. federal income tax purposes. The balance of this discussion assumes that this characterization is proper and will be respected.

Where the Term of the Notes Will Exceed One Year

We intend to take the position that the notes will be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments for U.S. federal income tax purposes.  Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule.  This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the notes (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield.  A projected payment schedule with respect to a note generally is a series of projected payments, the amount and timing of which would produce a yield to maturity on that note equal to the comparable yield.  This projected payment schedule is solely for tax purposes and will consist of the principal amount, any noncontingent payments provided under the terms of the note, and a projection for tax purposes of each contingent payment.  These rules will generally have the effect of requiring you to include amounts as income in respect of the notes prior to your receipt of cash attributable to that income.

The amount of interest that you will be required to include in income during each accrual period for the notes will equal the product of the adjusted issue price for the notes at the beginning of the accrual period and the comparable yield for the notes for such period.  The adjusted issue price of the notes will equal the notes’ original offering price plus any interest deemed to be accrued on the notes (under the rules governing contingent payment debt instruments) and decreased by the projected amount of any payments previously made on the notes.

To obtain the comparable yield and projected payment schedule for your particular note, you should call RBC Capital Markets, LLC toll free at (866) 609-6009.  You are required to use such comparable yield and projected payment schedule in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the notes, and we make no representations regarding the amount of contingent payments with respect to the notes.

If the contingent payment on the notes becomes fixed on a day that is more than 6 months before the payment is due, applicable U.S. Treasury regulations provide that you should make adjustments to the prior and future interest inclusions in respect of your notes over the remaining term for the notes in a reasonable manner. You should consult your tax advisor as to what would be a “reasonable manner” in your particular situation.
Upon a sale, exchange (including an exchange for cash or shares of Reference Stock), redemption, retirement, or other disposition of the notes, you generally will recognize taxable gain or loss equal to the difference, if any, between the amount of cash and the fair market value of any shares of Reference Stock received on the sale, exchange, redemption, retirement, or other disposition and your adjusted basis in the notes.  In general, your adjusted basis in the notes will equal the amount you paid for the notes, increased by the amount of interest you previously accrued with respect to the notes (in accordance with the comparable yield for the notes) and decreased by the projected amount of any payments previously made on your notes.  Any gain you recognize on the sale or maturity of the notes will be ordinary interest income.  Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the notes, and thereafter, capital loss.  The deductibility of capital losses is limited.
If Royal Bank elects the Stock Settlement option, your tax basis in the shares of Reference Stock received will equal the fair market value of such Reference Stock used to determine your gain or loss, as described above. Your holding period for such Reference Stock or other securities should commence on the day after maturity, redemption or repurchase.

Where the Term of the Notes Will Not Exceed One Year Without Regard to the Effect of an Extension in the Event of a Market Disruption Event

We intend to take the position that the notes will be treated as a contingent debt instrument with a term of one year or less.  There are no specific rules that govern contingent short-term debt.  However, it is likely that the notes should be subject to the general rules that are applicable to short-term debt as described under the heading “Tax Consequences—United States Taxation—Original Issue Discount—Short-Term Debt Securities” in the accompanying prospectus.  For purposes of applying such rules, amounts should not be treated as having accrued on the notes until a holder is entitled to a fixed minimum positive return.

If Royal Bank elects the Stock Settlement option, your tax basis in the shares of Reference Stock received will equal the fair market value of such Reference Stock used to determine your gain or loss, as described above. Your holding period for such Reference Stock or other securities should commence on the day after maturity, redemption or repurchase.

If the term of your notes may exceed one year in the event of a market disruption event, your notes may be treated as notes with a term in excess of one year.  In such case, your notes would be subject to the rules described under “Where the Term of the Notes Will Exceed One Year” above.

Backup Withholding and Information Reporting

Payments made with respect to the notes and proceeds from the sale of the notes may be subject to a backup withholding tax unless, in general, the holder complies with certain procedures or is an exempt recipient. Any amounts so withheld generally will be refunded by the IRS or allowed as a credit against the holder's U.S. federal income tax liability, provided the holder makes a timely filing of an appropriate tax return or refund claim to the Internal Revenue Service.

Reports will be made to the IRS and to holders that are not exempted from the reporting requirements.

Non-U.S. Holders

The following discussion applies to non-U.S. holders of the notes.  You are a non-U.S. holder if you are a beneficial owner of a note and are for U.S. federal income tax purposes a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

Except as described below, payments made to a non-U.S. holder, and any gain realized on the sale or maturity of the notes, generally should be exempt from U.S. federal income and withholding tax, subject to generally applicable exceptions set forth in the rules exempting “portfolio interest” from U.S. withholding tax, provided that (i) the holder complies with applicable certification requirements, which certification may be made on Form W-8BEN or Form W-8BEN-E (or a substitute or successor form), as applicable, on which the holder certifies, under penalties of perjury, that the holder is not a U.S. person and provides its name and address, (ii) the payment or gain is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, the holder is not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the notes.  In the case of (ii) above, the holder generally should be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.  Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

Under Section 871(m), a “dividend equivalent” payment is treated as a dividend from sources within the United States.  Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, U.S. Treasury Department regulations provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2018.  If the notes are not delta-one instruments and issued before January 1, 2018, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the notes. However, it is possible that the notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Stock or the notes, and following such occurrence the notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Stock or the notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA.  In addition, the notes may constitute a “financial account” for these purposes and thus, be subject to information reporting requirements pursuant to FATCA. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.  Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

The U.S. Treasury Department and the IRS have announced that withholding on payments of gross proceeds from a sale or redemption of the notes will only apply to payments made after December 31, 2018. If we determine withholding is appropriate with respect to the notes, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION
With respect to each note to be issued, Royal Bank will agree to sell to RBC Capital Markets, LLC, and RBC Capital Markets, LLC will agree to purchase from Royal Bank, the principal amount of the note specified, at the price specified under “Net proceeds to the issuer,” in the relevant pricing supplement.  RBC Capital Markets, LLC intends to resell each note it purchases at the original issue price specified in the relevant pricing supplement.  In the future, RBC Capital Markets, LLC or one of our other affiliates may repurchase and resell the notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.  For more information about the plan of distribution, the distribution agreement and possible market-making activities, see “Supplemental Plan of Distribution” in the accompanying prospectus supplement.

EMPLOYEE RETIREMENT INCOME SECURITY ACT
This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.
The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) and on those persons who are fiduciaries with respect to ERISA Plans. Each fiduciary of an ERISA Plan should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the covered bonds. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.
In addition, Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit certain transactions involving the assets of an ERISA Plan, as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Internal Revenue Code, such as individual retirement accounts, including entities whose underlying assets include the assets of such plans (together with ERISA Plans, “Plans”) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction.  Governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction.”
Royal Bank and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank (or its affiliate) providing services to such plans.  Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a Plan, and with respect to which Royal Bank or any of its affiliates is a “party in interest” or a “disqualified person,” unless those notes are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager,” for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption.  Section 408(b)(17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction.  The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and any such plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the notes will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or any exercise related thereto or as a result of any exercise by Royal Bank or any of its affiliates of any rights in connection with the notes, and no advice provided by Royal Bank or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.
If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in notes, you should consult your legal counsel.

No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this product prospectus supplement or the accompanying prospectus or prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or RBC Capital Markets, LLC.  This product prospectus supplement, the accompanying prospectus and prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this product prospectus supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this product prospectus supplement, the accompanying prospectus and prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.
Royal Bank of Canada
Senior Global Medium-Term Notes, Series G
Optionally Exchangeable Notes